Exhibit 10.35

EXECUTION COPY

INTERIM SERVICING AGREEMENT

by and among

THE INTERIM SERVICERS LISTED ON SCHEDULE 1.01(a) HERETO,

INTERIM SERVICER REPRESENTATIVE,

HSBC BANK USA, NATIONAL ASSOCIATION,

SPRINGCASTLE AMERICA, LLC,

SPRINGCASTLE CREDIT, LLC,

SPRINGCASTLE FINANCE, LLC,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

IN ITS CAPACITY AS A LOAN TRUSTEE,

and

SPRINGCASTLE FINANCE, LLC,

AS OWNER REPRESENTATIVE

Dated as of April 1, 2013

-i-

Schedules

Schedule 1.01(a) – List of Interim Servicers

Exhibits

Exhibit A	Form of Limited Power of Attorney
Exhibit B-1	Form of Settlement Report
Exhibit B-2	Form of Portfolio and Operations Report

-ii-

INTERIM SERVICING AGREEMENT

This INTERIM SERVICING AGREEMENT is made as of April 1, 2013 by and among the Persons listed on Schedule 1.01(a) hereto (each, an “Interim Servicer” and collectively, “Interim Servicers”), HSBC Bank USA, National Association, a national banking association (“Bank”), HSBC Finance Corporation, a Delaware corporation, as Interim Servicer Representative, SpringCastle America, LLC, a Delaware limited liability company (“America”), SpringCastle Credit, LLC, a Delaware limited liability company (“Credit”), SpringCastle Finance, LLC, a Delaware limited liability company (“Finance”), Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as Loan Trustee to each of America, Credit and Finance (“Loan Trustee,” and together with America, Credit and Finance and any of their respective successors and assigns, the “Owners”) and Finance, as Owner Representative.

RECITALS

WHEREAS, Sellers (as defined herein), HSBC Finance Corporation, as seller representative and as guarantor, and SpringCastle Acquisition LLC (“SpringCastle Acquisition”), as purchaser, have entered into a Purchase Agreement, dated as of March 5, 2013 (as it may be amended, modified or supplemented from time to time, the “Purchase Agreement”), whereby Sellers agreed to sell, and SpringCastle Acquisition agreed to purchase, the Purchased Assets;

WHEREAS, SpringCastle Acquisition has assigned its rights to purchase the Purchased Assets to Owners pursuant to the Omnibus Assignment and Assumption Agreement (as defined below), and each of America, Credit and Finance, together with its respective Loan Trustee, has purchased the portion of the Purchased Assets at Closing as allocated to America, Credit and Finance under the Omnibus Assignment and Assumption Agreement;

WHEREAS, (i) America and Loan Trustee have sold their portion of the Purchased Loans to SpringCastle America Funding, LLC, a Delaware limited liability company and the wholly-owned subsidiary of America (“America Funding”), and Wilmington Trust, National Association, in its capacity as Loan Trustee to America Funding (“America Funding Loan Trustee”), pursuant to a Loan Purchase Agreement of even date herewith among America, Loan Trustee, America Funding and America Funding Loan Trustee (“America Funding Loan Purchase Agreement”), (ii) Credit and Loan Trustee have sold their portion of the Purchased Loans to SpringCastle Credit Funding, LLC, a Delaware limited liability company and the wholly-owned subsidiary of Credit (“Credit Funding”), and Wilmington Trust, National Association, in its capacity as Loan Trustee to Credit Funding (“Credit Funding Loan Trustee”), pursuant to a Loan Purchase Agreement of even date herewith among Credit, Loan Trustee, Credit Funding and Credit Funding Loan Trustee (“Credit Funding Loan Purchase Agreement”), and (iii) Finance and Loan Trustee have sold their portion of the Purchased Loans to SpringCastle Finance Funding, LLC, a Delaware limited liability company and the wholly-owned subsidiary of Finance (“Finance Funding”), and Wilmington Trust, National Association, in its capacity as Loan Trustee to Finance Funding (“Finance Funding Loan Trustee,” and together with America Funding Loan Trustee and Credit Funding Loan Trustee, the “Funding Loan Trustees”), pursuant to a Loan Purchase Agreement of even date herewith among Finance,

Loan Trustee, Finance Funding and Finance Funding Loan Trustee (“Finance Funding Loan Purchase Agreement,” and together with the America Funding Loan Purchase Agreement and the Credit Funding Loan Purchase Agreement, the “Funding Loan Purchase Agreements”). Pursuant to the Funding Loan Purchase Agreements, America, Credit and Finance and their respective Loan Trustees will acknowledge that America Funding, Credit Funding and Finance Funding and their respective Funding Loan Trustees will grant a security interest in the Purchased Assets and the interests of America Funding, Credit Funding and Finance Funding and their respective Funding Loan Trustees under their respective Funding Loan Purchase Agreements to U.S. Bank, N.A. (the “Indenture Trustee”) pursuant to the Indenture of even date herewith among America Funding, Credit Funding, Finance Funding, the Funding Loan Trustees, the Indenture Trustee and Springleaf Finance, Inc.;

WHEREAS, Interim Servicers and Bank are engaged in, among other things, the business of servicing and collecting payments under personal consumer loans; and

WHEREAS, each Owner, each Interim Servicer and Bank mutually desire that each Interim Servicer and Bank continue to service and collect the Serviced Loans previously serviced and collected by it on an interim basis on and after the Closing Date until the Servicing Transfer Date on the terms described herein, and thereafter such Serviced Loans will be serviced and collected by each Owner or its designated agent.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Interim Servicers, Bank, Interim Servicer Representative, Owner Representative and Owners hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement. For purposes of this Agreement, including the Recitals hereto, the following defined terms have the meanings set forth below:

“Agreement” or “this Agreement” means this Interim Servicing Agreement, dated as of the date hereof, between the parties hereto (including the Exhibits and Schedules), and all amendments hereto made in accordance with the provisions of Section 4.06.

“America” has the meaning set forth in the Preamble.

“America Funding” has the meaning set forth in the Recitals.

“America Funding Loan Purchase Agreement” has the meaning set forth in the Recitals.

“America Funding Loan Trustee” has the meaning set forth in the Recitals.

“Bank” has the meaning set forth in the Preamble.

“Bank Collection Services” has the meaning set forth in Section 2.01.

“Confidential Information” has the meaning set forth in Section 3.01.

“Credit” has the meaning set forth in the Preamble.

“Credit Funding” has the meaning set forth in the Recitals.

“Credit Funding Loan Purchase Agreement” has the meaning set forth in the Recitals.

“Credit Funding Loan Trustee” has the meaning set forth in the Recitals.

“Credit Insurer” means any insurer that provides Credit Insurance.

“Disclosing Party” has the meaning set forth in Section 3.01.

“Excluded Servicing Documents” means those agreements and other documentation that pertain to all or a portion of the Loans, Loan Documents or Collateral Documents and that consist of: email correspondence; attorney-client correspondence and other privileged information (except to the extent related to Ordinary Course Proceedings); valuations and opinions regarding the Loans or Collateral prepared by or on behalf of any Interim Servicer or Bank; internal analyses, memoranda, credit approvals or other communications related to credit approvals; regulatory reports; credit reports; communications between any Interim Servicer or Bank, on the one hand, and its advisors, agents and brokers, on the other hand; communications between any Interim Servicer or Bank, on the one hand, and any prospective purchasers of the Loans or their legal counsel, advisors and agents, on the other hand; and internal assessments of valuation of the Loans, the Loan Documents or Collateral that have been deemed legally privileged. Excluded Servicing Documents may also include communications between any Interim Servicer or Bank, on the one hand, and any Borrower, on the other hand, that have been deemed privileged, other than notices of default and other material written notices, requests, information or demands actually sent or received by the applicable Interim Servicer or Bank to or from any Borrower in accordance with the official notice provisions of the Loan Documents.

“Finance” has the meaning set forth in the Preamble.

“Finance Funding” has the meaning set forth in the Recitals.

“Finance Funding Loan Purchase Agreement” has the meaning set forth in the Recitals.

“Finance Funding Loan Trustee” has the meaning set forth in the Recitals.

“Forward Flow Agreements” means: (a) that certain Account Purchase and Sale Agreement, dated December 20, 2012, by and among certain of the Sellers and Fortis Capital IV, LLC, as amended; (b) that certain Account Purchase and Sale Agreement, dated December 21, 2012, by and among certain of the Sellers and Atlantic Credit & Finance Special Finance Unit III, LLC, as amended; (c) that certain Purchase and Sale Agreement, dated as of December 17, 2012, by and among certain of the Sellers and Absolute Resolutions Corp., as amended; and (d) the PRA Agreement.

“Funding Loan Trustees” has the meaning set forth in the Recitals.

“Funding Loan Purchase Agreement” has the meaning set forth in the Recitals.

“Indenture Trustee” has the meaning set forth in the Recitals.

“Interim Servicer” has the meaning set forth in the Preamble.

“Interim Servicer Representative” has the meaning set forth in Section 4.13(a).

“Interim Services” has the meaning set forth in Section 2.01(a).

“Interim Servicing Fee” has the meaning set forth in Section 2.01(h).

“Interim Servicing Fee Rate” means (a) 1.80% per annum for each of the first, second and third Servicing Collection Periods following the Closing Date, (b) 2.07% per annum for the fourth Servicing Collection Period following the Closing Date, (c) 2.34% per annum for the fifth and sixth Servicing Collection Period following the Closing Date, and (d) 3.00% per annum for any additional Servicing Collection Period thereafter, in each case computed for the actual number of days in the applicable Servicing Collection Period, using a daily factor obtained by dividing the applicable Interim Servicing Fee Rate by 360 days.

“Interim Servicing Period” means the period between the Closing Date and the Servicing Transfer Date.

“ISA Released Parties” has the meaning set forth in Section 3.07.

“Knowledge” or any similar phrase with regard to the knowledge or awareness of, or receipt of notice by, Interim Servicers or Bank, means the actual knowledge of any of Kathryn Madison, Katherine E. Kulig-Tomsovic, Grant F. Miles or Chris K. Worwa, without implication of verification or investigation concerning such knowledge.

“Legal Costs” has the meaning set forth in Section 2.01(l).

“Liabilities” means any and all debts, liabilities, obligations, commitments, guaranties, claims, losses, damages, deficiencies, fines, awards, judgments, costs and expenses of any kind, character or description, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, secured or unsecured, joint or several, or due or to become due, including those arising under or out of any Law, Litigation or Governmental Order, and those arising under any Contract, arrangement, commitment or undertaking.

“Loan Trust Agreements” means (i) the Loan Trust Agreement dated as of April 1, 2013 between America and Loan Trustee; (ii) the Loan Trust Agreement dated as of April 1, 2013 between Credit and Loan Trustee; and (iii) the Loan Trust Agreement dated as of April 1, 2013 between Finance and Loan Trustee.

“Loan Trustee” has the meaning set forth in the Preamble.

“Non-Disclosing Party” has the meaning set forth in Section 3.01.

“Omnibus Assignment and Assumption Agreement” means the Omnibus Assignment and Assumption Agreement, dated as of April 1, 2013, by and among SpringCastle Acquisition, America, Credit, Finance and Loan Trustee.

“Owner” has the meaning set forth in the Preamble.

“Owner Funding Obligations” has the meaning set forth in Section 2.01(b).

“Owner Representative” has the meaning set forth in Section 4.14(a).

“Payment Date” has the meaning set forth in Section 2.01(e).

“Post-Closing Fees” means, with respect to any Loan and to the extent collected by any Interim Servicer or Bank on or prior to the Calculation Time on the Servicing Transfer Date with respect to such Loan, any and all income, revenue, fees, expenses, charges or other monies that a servicer is entitled to receive, collect or retain in accordance with the terms of the Loan Documents or applicable Law, including annual fees, late charge fees, bad check fees, ACH fees and other similar fees and charges collected from Borrowers, but excluding any premiums, fees or other income related to Credit Insurance (other than any collection fees payable to a servicer pursuant to the Credit Insurance Administrative Services Agreement, the Pre-Enstar Credit Insurance Administrative Services Agreement or any agreement Owners or their respective Affiliate enters into with HLIC or HIDE or their respective Affiliates substantially in the form of the Pre-Enstar Credit Insurance Administrative Services Agreement).

“PRA Agreement” means that certain Purchase and Servicing Agreement for Forward Flow Accounts, dated February 12, 2009, as amended, by and among HSBC Consumer Lending (USA) Inc., Portfolio Recovery Associates, LLC and PRA Receivables Management, LLC, as amended.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Regulator” has the meaning set forth in Section 3.11.

“Related Parties” has the meaning set forth in Section 3.01.

“RESPA” means the Real Estate Settlement Procedures Act of 1974, 12 U.S.C. 2601 et seq., and Regulation X, promulgated pursuant thereto, 24 C.F.R. §3500, as amended.

“Serviced Draws” means, with respect to any Serviced Loan that is an open-end line of credit, an additional borrowing by the related Borrower subsequent to the Closing Date.

“Serviced Loans” means all Purchased Loans other than Purchased Loans with respect to which the applicable Seller initiated any Litigation prior to the Closing Date.

“Servicing Collection Period” means each period commencing on the first day of a calendar month and ending on the last day of such calendar month prior to the month in which the related Payment Date occurs; provided, that in the case of the first Servicing Collection Period, “Servicing Collection Period” shall mean the period commencing on the Closing Date and ending on the last day of the calendar month following the month in which the Closing Date occurred; and provided, further, that in the case of the last Servicing Collection Period, “Servicing Collection Period” shall mean the period commencing on the first day of such calendar month and ending on the Servicing Transfer Date.

“Servicing Payment” has the meaning set forth in Section 2.01(e).

“Servicing Standards” has the meaning set forth in Section 2.01(a).

“Servicing Transfer Date” means, subject to each Owner’s obligation in Section 2.01(f), the single date that is no more than 180 days after the Closing Date, as may be mutually agreed by Owner Representative, Interim Servicer Representative and Bank as the single servicing transfer date for the Serviced Loans acquired by each Owner on the Closing Date; provided, that the Servicing Transfer Date shall occur on the same date as the date on which the Springleaf General Services Corporation or its designated Affiliate shall acquire the London, Kentucky Facility pursuant to the London, Kentucky Agreement.

“SpringCastle Acquisition” has the meaning set forth in the Recitals.

SECTION 1.02. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or as the context otherwise requires: (a) when a reference is made herein to an Article, Section, Clause, Exhibit or Schedule, such reference is to an Article, Section or Clause of, or an Exhibit or Schedule to, this Agreement; (b) the table of contents and headings herein are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used herein, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used herein, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined herein have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained herein are applicable to the singular as well as the plural forms of such terms; (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; (h) any agreement referenced herein means such agreement as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof and the Purchase Agreement; and (i) references to a Person are also to its successors and permitted assigns.

ARTICLE II

COVENANTS

SECTION 2.01. Interim Servicing.

(a) During the Interim Servicing Period, at each Owner’s and Owner Representative’s request and direction as set forth in this Section 2.01, each Interim Servicer shall perform the Interim Services (as defined below) on the Serviced Loans and Bank shall perform the Bank Collection Services (as defined below) on the Serviced Loans, in each case pursuant to the terms of this Agreement and in accordance with the Servicing Standards, other than as expressly contemplated by Section 7.01 of the Seller Disclosure Schedule, the Purchase Agreement or this Agreement. “Servicing Standards” means acting (i) in compliance in all material respects with Applicable Requirements, (ii) in compliance in all material respects with the Pre-Enstar Credit Insurance Administrative Services Agreement or the Purchaser Credit Insurance Administrative Services Agreement, as applicable, and (iii) at a level substantially consistent with the level of skill, diligence, care and attention and branding that Interim Servicer or Bank has used and exercised with respect to the Serviced Loans, as applicable, in the three months immediately prior to the date of this Agreement. Notwithstanding the generality of the preceding sentence, (X) “Interim Services” means, (i) unless otherwise expressly provided herein, all services performed by each Interim Servicer in connection with servicing, administering and receiving collections on the Serviced Loans, including maintaining the Loan Files, in the three months immediately prior to the date of this Agreement and (ii) performing the administration, servicing, billing, receiving collections and reporting functions related to Credit Insurance that Owners have agreed to perform under the Purchaser Credit Insurance Administrative Services Agreement, but in either case shall exclude any and all Bank Collection Services; and (Y) “Bank Collection Services” means, (i) unless otherwise expressly provided herein, all collection services performed by the Bank with respect to the Serviced Loans in the three months immediately prior to the date of this Agreement and (ii) performing all collection services related to Credit Insurance that Owners have agreed to perform under the Purchaser Credit Insurance Administrative Services Agreement, but in either case shall exclude any and all Interim Services. To the extent consistent with the foregoing direction, each Interim Servicer shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with Interim Services that Interim Servicer may deem necessary or desirable and consistent with the terms of this Agreement, and Bank shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with Bank Collection Services that Bank may deem necessary or desirable and consistent with the terms of this Agreement; provided, that each Owner and Owner Representative acknowledges and agrees that the orderly closing of the Chesapeake Facility and any changes in the Interim Services and Bank Collection Services resulting from the closing of the Chesapeake Facility are permitted modifications to the Servicing Standards utilized by each Interim Servicer and Bank, respectively, so long as such modifications shall not, in the aggregate, impact in any material respect the services provided hereunder and except as disclosed on Section 7.01 of the Seller Disclosure Schedule; and provided, further, that, with respect to any Serviced Loans that become subject to a Forward Flow Agreement prior to the Servicing Transfer Date, the Interim Servicers or Bank, as applicable, shall provide (A) the services to transfer such Serviced Loans to the purchasers of such Serviced Loans under the Forward Flow Agreements and (B) following such transfer to such purchasers, any ongoing services with respect to such Serviced Loans, in each case that such Interim Servicer or Bank, as applicable, provided to such purchasers immediately prior to the Closing Date pursuant to the applicable Forward Flow Agreement. Each Interim Servicer and Bank may request additional instructions from Owner Representative as to the taking of any collection, remedial or other action as to any related Serviced Loan and may proceed in accordance with any such instructions from Owner Representative without any liability; provided, that each Interim Servicer and/or Bank (x) may refrain from acting until it has received such additional adequate written instructions, (y) may refuse to proceed in accordance with such additional instructions if it believes in good faith that its acting in accordance with such instructions would not be permitted under applicable Law or the related Serviced Loans or would expose an Interim Servicer or Bank to any liability, regulatory or economic disadvantage or reputational damage, and (z) may require that Owner Representative cause the applicable Owner to fund any advance, cost or expense incidental to carrying out such instructions prior to Interim Servicer or Bank carrying out such instructions. No Interim Servicer shall be obligated to provide any Interim Services and Bank shall not be obligated to provide any Bank Collection Services that the applicable Interim Servicer or Bank, as applicable, determines in its sole discretion are not consistent with applicable Law (including Interim Servicers’ and Bank’s procedures relating to anti-money laundering laws, “know your customer” obligations, heightened due diligence for politically exposed persons (PEP) and the rules, lists and other guidance issued by the Office of Foreign Assets Control), are not expressly required pursuant to the terms of this Agreement or are not consistent with terms of the related Loan Documents.

(b) From and after the Closing Date, each Owner shall be responsible for funding all Serviced Draws under Serviced Loans, all premiums and any other amounts owed to any Credit Insurers with respect to any Serviced Loans and any other funds remitted by an Interim Servicer on behalf of an Owner (“Owner Funding Obligations”). During the Interim Servicing Period, Owner Representative and each Owner hereby directs and, consistent with such direction, the applicable Interim Servicer shall advance the amount of any Owner Funding Obligations to the extent required under the related Loan Documents or agreement with a Credit Insurer, as the case may be, and not prohibited by any applicable Law.

(c) Owner Representative and each Owner hereby directs each Interim Servicer and Bank from the Closing Date to the Servicing Transfer Date to take any and all reasonable steps in Owner Representative’s name and on Owner Representative’s and Owner’s behalf necessary or desirable to process payments of all amounts due and payable under any Serviced Loan, including endorsing Owner Representative’s name on checks and other instruments representing collections on such Serviced Loan; provided, that Owner Representative and each Owner acknowledges and agrees that none of the Interim Servicers nor Bank shall, or shall be obligated to, commence or threaten to commence legal, foreclosure or eviction proceedings or actions with respect to the enforcement of payment under any such Serviced Loan. Owner Representative and each Owner shall furnish each Interim Servicer and Bank and, upon the request of the Interim Servicer Representative or Bank, any agent of an Interim Servicer or Bank, respectively, with a limited power of attorney substantially in either the form attached hereto as Exhibit A or such other form as requested by an agent of an Interim Servicer or Bank and other documents necessary or appropriate to enable such Interim Servicer or Bank to carry out its servicing duties on behalf of each Owner and Owner Representative to the extent set forth herein, and shall cooperate with and assist each Interim Servicer and Bank in the discharge of its duties set forth herein.

(d) Any Interim Servicer or Bank may subcontract or otherwise delegate any duties, obligations or undertakings hereunder in accordance with its customary servicing practices as of the date hereof; provided, that the applicable Interim Servicer shall remain solely responsible hereunder for the provision of the Interim Services, and Bank shall remain solely responsible hereunder for the provision of the Bank Collection Services, in each case subcontracted or delegated by it as if it had provided the Interim Services or Bank Collection Services itself, as the case may be.

(e) Commencing the first full month following the Closing Date, and with respect to the period of time after the Closing Date and until the Servicing Transfer Date, Owner Representative and each Owner hereby directs and, consistent with such direction, Interim Servicer Representative on behalf of each Interim Servicer shall remit to an account designated by Owner Representative all monies collected by an Interim Servicer with respect to a Serviced Loan, net of, and set off by, any amounts such Interim Servicer or Bank is entitled to, or that are owing to it (including the Legal Costs, Post-Closing Fees and the Interim Servicing Fee owed to such Interim Servicer or Bank, as the case may be, hereunder and any Owner Funding Obligations) or owed to or entitled to be paid to the applicable Collection Agent or any Credit Insurer, under this Agreement or otherwise (collectively, the “Servicing Payment”), on the 10th Business Day of each month (each, a “Payment Date”), following the related Servicing Collection Period. Prior to such remittance, each Owner and Owner Representative hereby directs all such monies to be held by each Interim Servicer for the benefit of such Owner, which may be commingled with such Interim Servicer’s own funds and it need not segregate such amounts in a separate account or otherwise. Each Owner and Owner Representative acknowledges and agrees that all such amounts remitted hereunder shall be net of (x) all Collection Agent fees and expenses that are retained by any Collection Agent in accordance with their agreements with any Interim Servicer or otherwise (y) any such Collection Agent fees or expenses that are due to any Collection Agent and are incurred with respect to such Purchased Loan at any time prior to the Servicing Transfer Date or (z) with respect to any Serviced Loan, any insurance premiums required to be remitted to a Credit Insurer. In connection with the foregoing, Interim Servicer Representative on behalf of each Interim Servicer shall submit to Owner Representative (i) no later than such Payment Date, a single report in .xlsx format substantially in the form set forth as Exhibit B-1 to this Agreement for the preceding Servicing Collection Period and (ii) no later than the 20th Business Day of each month, a report substantially in the form and format set forth as Exhibit B-2 to this Agreement. Notwithstanding the foregoing, with respect to the aggregate Servicing Payment owed to Interim Servicers and Bank during a Servicing Collection Period, either (a) to the extent that the aggregate amount collected on the Serviced Loans during the related Servicing Collection Period exceeds the Servicing Payment for such Servicing Collection Period, each Interim Servicer may reimburse itself and retain any amounts any Owner or Owner Representative owes to Bank pursuant to Section 2.01(h) from amounts collected in accordance with this Section 2.01(e), or (b) to the extent that the Servicing Payment for such Servicing Collection Period exceeds the amounts collected on the Serviced Loans during the related Servicing Collection Period, Owner Representative shall cause the applicable Owner to wire such shortfall amount no later than three Business Days after the applicable Payment Date to an account designated by Interim Servicer Representative, and Owner Representative hereby directs, Interim Servicer Representative to promptly remit such amounts to the applicable Interim Servicer and such Interim Servicers to remit the applicable amounts to Bank. Any amounts owed by any Owner or Owner Representative pursuant to clause (b) of this Section 2.01(e) shall be wired to an account designated by Interim Servicer Representative without any setoff, offset, netting or other reduction for any amount owed to any Owner or Owner Representative by any Interim Servicer or Bank or any of their respective Affiliates hereunder or otherwise.

(f) Each Owner and Owner Representative shall cause the Servicing Transfer Date to occur as soon as practicable following the Closing Date. No Owner nor Owner Representative shall have any additional extension rights with respect to the Interim Servicing Period hereunder. Owner Representative shall keep Interim Servicer Representative and Bank informed, on a regular basis, as to the progress of the servicing transfer efforts. At Owner Representative’s and each Owner’s expense and solely to the extent reasonably requested by it and without causing disruption to any Interim Servicer’s and Bank’s business, such Interim Servicer or Bank, or Interim Servicer Representative on behalf of any Interim Servicer, shall provide to Owner Representative commercially reasonable assistance in connection with, except as otherwise expressly agreed in the Conversion Plan, a single conversion of the relevant data regarding the Purchased Loans to the computer systems designated by Owner Representative on the Servicing Transfer Date; provided, that each Owner and Owner Representative acknowledges and agrees that the Interim Servicers, Bank and Interim Servicer Representative shall fulfill their obligation to provide commercially reasonable assistance if they forward all such data to one Person designated by Owner Representative (which may be Owner Representative) and shall have no additional obligations with respect thereto.

(g) No Owner shall transfer or sell any Serviced Loans during the Interim Servicing Period, other than to its Affiliates (including America Funding, Credit Funding, Finance Funding, the Funding Loan Trustees or one or more other trusts for which such Owner or its Affiliates are the sole beneficiaries); provided, that any such transfer shall not result in a transfer of or change in servicing of any such Serviced Loans; and provided, further, that any Owner may transfer Serviced Loans during the Interim Servicing Period pursuant to the Forward Flow Agreements.

(h) As compensation for its servicing activities, Bank shall be entitled to receive the arms-length compensation it received with respect to performing Bank Collection Services with respect to the Serviced Loans immediately prior to the date of this Agreement. Each Owner directs Interim Servicers to remit on its behalf all such fees in an amount not to exceed the Interim Servicing Fees to be paid hereunder. Interim Servicers shall be entitled to receive the difference between the Interim Servicing Fee and the amount to be remitted to Bank. The “Interim Servicing Fee” shall be payable in accordance with Section 2.01(e) for each Servicing Collection Period in the Interim Servicing Period in an amount equal to the product of (i) the number of days in such Servicing Collection Period, multiplied by (ii) the Servicing UPB Amount as of the Calculation Time on the day immediately preceding the first day of such Servicing Collection Period for all Serviced Loans, multiplied by (iii) the Interim Servicing Fee Rate.

(i) Each Interim Servicer shall be entitled to receive and retain for its own account all Post-Closing Fees.

(j) During the Interim Servicing Period, any Person into which an Interim Servicer or Bank may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which an Interim Servicer or Bank shall be a party, or any Person succeeding to the business of an Interim Servicer or Bank or acquiring all or substantially all of its property or assets, shall be the successor of an Interim Servicer or Bank hereunder, respectively, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, that such Person shall give prompt notice to Owner Representative following any such merger, conversion, consolidation or succession.

(k) The Interim Services and Bank Collection Services shall not include the completion of any required U.S. federal and other tax information reporting with respect to the Purchased Assets for periods beginning on and including the Closing Date. The responsibility for such reporting shall be as set forth in Section 7.06(b) of the Purchase Agreement.

(l) If any applicable Law or any change in the interpretation or application thereof or compliance by any Interim Servicer or Interim Servicer Representative with any request or directive (whether or not having the force of Law) from any Governmental Authority made subsequent to the Closing Date shall impose on any Interim Servicer, Bank or Interim Servicer Representative conditions or costs and the result of the foregoing is to increase the cost to such Interim Servicer, Bank or Interim Servicer Representative to perform the Interim Services or Bank Collection Services, as applicable, with respect to such Serviced Loan (each, a “Legal Cost”), then, in any such case, Owner Representative shall promptly pay or cause the applicable Owner to pay Bank or Interim Servicer Representative, on behalf of such Interim Servicer or for its own account, such additional amount or amounts as calculated by such Interim Servicer, Bank or Interim Servicer Representative, on behalf of such Interim Servicer or for its own account, as shall compensate such Interim Servicer, Bank or Interim Servicer Representative for such cost or such Interim Servicer, Bank or Interim Servicer Representative shall be entitled to retain such amount in accordance with Section 2.01(e).

(m) Each Owner and Owner Representative acknowledges and agrees that it shall not, and it shall cause its Affiliates not to, amend, supplement or otherwise modify the terms of any Forward Flow Agreement during the Interim Servicing Period.

(n) Notwithstanding anything set forth herein to the contrary and for the avoidance of doubt, Interim Servicers, Bank and Interim Servicer Representative shall fulfill their obligations to deliver any report, information, data, remittance, or other document or instrument under this Agreement if such Interim Servicer, Bank or Interim Servicer Representative delivers such report, information, data, remittance, document or instrument to Owner Representative and such Interim Servicer, Bank or Interim Servicer Representative shall have no additional obligations with respect thereto.

SECTION 2.02. No Recourse; As Is, Where Is. None of Interim Servicers, Bank nor Interim Servicer Representative shall be liable to any Owner or Owner Representative, or any of their respective successors, successors-in-title, legal representatives or assigns, should any Borrower fail to perform any of such Borrower’s obligations under the Loan Documents. As of the date hereof, one or more defaults and/or events of default by the Borrowers may have occurred and may be continuing under the Loan Documents. EXCEPT FOR THE LIMITED AND EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE V OF THE PURCHASE AGREEMENT, EACH OWNER HAS PURCHASED AND

OWNS THE PURCHASED LOANS (A) SUBJECT TO ALL DEFAULTS AND EVENTS OF DEFAULT THAT MAY HAVE OCCURRED OR MAY BE CONTINUING AS OF THE CLOSING, AND (B) “AS IS,” “WHERE IS” AND “WITH ALL FAULTS,” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE, KIND, CHARACTER OR NATURE (INCLUDING REPRESENTATIONS OR WARRANTIES AS TO THE GENUINENESS, LEGALITY, VALIDITY, SUFFICIENCY OR ENFORCEABILITY OF ANY LOAN DOCUMENT; OR AS TO THE FINANCIAL CONDITION OF ANY BORROWER; OR AS TO THE VALIDITY, ENFORCEABILITY, ATTACHMENT, PRIORITY OR PERFECTION OF ANY SECURITY INTERESTS GRANTED (OR PURPORTED TO BE GRANTED) IN ANY COLLATERAL; OR AS TO COMPLIANCE WITH LAW OF ANY PROCEEDINGS COMMENCED WITH RESPECT TO ANY LOAN DOCUMENT; OR AS TO ANY MATTER FOR WHICH WARRANTIES WOULD BE IMPLIED UNDER ARTICLE 3 OR ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE, INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR AS TO THE SERVICING OF THE LOANS OR THE COLLECTION EFFORTS OF ANY COLLECTION AGENT), AND WITHOUT RECOURSE OF ANY NATURE TO INTERIM SERVICERS, BANK, OR INTERIM SERVICER REPRESENTATIVE (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT). WITHOUT LIMITING THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE V OF THE PURCHASE AGREEMENT, EACH OWNER HAS PURCHASED AND OWNS THE PURCHASED LOANS WITHOUT ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (I) THE COLLECTABILITY OR VALUE OF THE LOANS; (II) THE CREDITWORTHINESS OF BORROWERS OR THE ABILITY OF BORROWERS TO PERFORM PURSUANT TO THE TERMS AND CONDITIONS OF THE LOAN DOCUMENTS; (III) THE VALUE OR PHYSICAL CONDITION OF ANY COLLATERAL; (IV) BORROWERS’ OR ANY OTHER PERSON’S OWNERSHIP OF OR TITLE TO ANY PROPERTY, REAL OR PERSONAL, SECURING OR SUPPORTING, DIRECTLY OR INDIRECTLY, THE PAYMENT OF THE LOANS; (V) THE EXTENT, VALIDITY, PRIORITY OR PERFECTION OF ANY MORTGAGE OR OTHER LIEN RELATING TO THE LOANS; (VI) THE CONTENT, COMPLETENESS OR ACCURACY OF THE DUE DILIGENCE MATERIALS (INCLUDING ANY HISTORICAL INFORMATION SET FORTH IN THE CUT-OFF DATE DATA TAPE OR OTHERWISE WITH RESPECT TO THE LOANS RELATING TO PERIODS PRIOR TO THE CUT-OFF DATE) OR LOAN FILES; OR (VII) ANY OTHER MATTER CONCERNING ANY LOAN, LOAN DOCUMENT, LOAN FILE, COLLATERAL OR MORTGAGE, IN EACH CASE EXCEPT AS MAY BE OTHERWISE EXPRESSLY STATED HEREIN OR IN THE PURCHASE AGREEMENT.

SECTION 2.03. Excluded Servicing Documents. Owners and Owner Representative acknowledge that the Excluded Servicing Documents are not included in the Loan Files. The Excluded Servicing Documents may include material information that, if known to an Owner or Owner Representative, could have a material influence upon any Owner’s or Owner Representative’s assessment of the value, merits, risks and hazards inherent in the Loans, and each Owner and Owner Representative accepts such risks by entering into this Agreement, and such risks shall be borne solely by such Owner and/or Owner Representative. In no event shall any Owner or Owner Representative at any time be entitled to review or have access to or rights of discovery with respect to the Excluded Servicing Documents, all of which are hereby waived.

SECTION 2.04. Loan Files. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V OF THE PURCHASE AGREEMENT, EACH OWNER AND OWNER REPRESENTATIVE UNDERSTANDS AND ACKNOWLEDGES THAT THE LOAN FILES WERE NOT PREPARED FOR ANY OWNER OR OWNER REPRESENTATIVE OR TO BE RELIED UPON BY SUCH OWNER OR OWNER REPRESENTATIVE, THAT THE LOAN FILES MAY BE INCOMPLETE OR OUTDATED OR MAY CONTAIN ERRORS, OMISSIONS OR INACCURATE AND CONFLICTING INFORMATION, AND THAT NONE OF INTERIM SERVICERS, BANK NOR INTERIM SERVICER REPRESENTATIVE HAS ATTEMPTED TO VERIFY, CORRECT OR RECONCILE THE INFORMATION IN THE LOAN FILES. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V OF THE PURCHASE AGREEMENT, EACH OWNER AND OWNER REPRESENTATIVE IS ASSUMING ALL RISKS RELATED TO THE ACCURACY AND COMPLETENESS OF THE LOAN FILES. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V OF THE PURCHASE AGREEMENT, EACH OWNER AND OWNER REPRESENTATIVE UNDERSTANDS AND ACKNOWLEDGES THAT ANY REPORT OR DOCUMENT IN THE LOAN FILES THAT MAY BE PROVIDED BY INTERIM SERVICERS, BANK OR INTERIM SERVICER REPRESENTATIVE IS BEING PROVIDED WITHOUT REPRESENTATION OR WARRANTY AS TO THE COMPLETENESS, ACCURACY OR SUFFICIENCY OF THE FACTS, ASSUMPTIONS OR CONCLUSIONS CONTAINED THEREIN. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V TO THE PURCHASE AGREEMENT, EACH OWNER AND OWNER REPRESENTATIVE HEREBY WAIVES, RELEASES AND AGREES NEVER TO ASSERT ANY CLAIMS AGAINST ANY INTERIM SERVICER, BANK OR INTERIM SERVICER REPRESENTATIVE, THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES OR THE PREPARERS OF THE LOAN FILES THAT COULD BE BASED UPON RELIANCE ON THE LOAN FILES.

SECTION 2.05. Limitation on Liability of Bank. Bank shall have no Liability under or otherwise in connection with this Agreement or the transactions contemplated hereby, in each case arising as a result of or relating to (i) any action taken or omitted to be taken by any Interim Servicer or Interim Servicer Representative, (ii) any action taken or omitted to be taken by Bank in connection with a Bank Collection Service in reliance on an Interim Service or at the direction of any Interim Servicer or Interim Servicer Representative or (iii) in connection with the performance or non-performance by the any Interim Servicer or Interim Servicer Representative of the Interim Services, and Owners, Owner Representative, each Interim Servicer and Interim Servicer Representative hereby waive and release Bank from any and all such Liabilities and agree not to make any claim of any sort with respect thereto; provided, that Interim Servicers shall be responsible for all Liabilities under or in connection with this Agreement or the transactions contemplated hereby for any Bank Collection Services performed by Bank.

ARTICLE III

ADDITIONAL AGREEMENTS

SECTION 3.01. Confidentiality. For a period of two years from the Closing Date, the parties hereto agree, and shall cause their respective Affiliates and its and their respective consultants, legal counsel, auditors, financial advisors, lenders, agents, representatives, employees, officers and directors (collectively, the “Related Parties”), to, treat and hold as confidential (and not disclose or provide access to any Person) all confidential or proprietary information relating to the business of Owners and their respective Affiliates or Interim Servicers, Bank and their Affiliates, as the case may be (in such capacity, “Disclosing Party”), that becomes known to the other or its Related Parties (in such capacity, “Non-Disclosing Party”) in connection with the transactions contemplated by this Agreement and not otherwise use such confidential or proprietary information (the “Confidential Information”), unless Disclosing Party provides its prior written consent to such use or disclosure; provided, that such Non-Disclosing Party shall be permitted to disclose Confidential Information (A) to any of its respective Related Parties to whom such disclosure is necessary or desirable in the conduct of the business of such Non-Disclosing Party if such Persons are informed by such Non-Disclosing Party of the confidential nature of such Confidential Information and are directed by such Non-Disclosing Party to comply with the provisions of this Section 3.01 and (B) subject to the penultimate sentence of this Section 3.01, as may be required by applicable Law. Each party hereto is responsible for any breach of the foregoing by its Related Parties. The term “Confidential Information” shall not include any information that (I) at the time of disclosure is publicly available through no act or omission of Non-Disclosing Party, (II) becomes available on a non-confidential basis from a source other than a party owing a duty of confidentiality, so long as such source is not known by such Non-Disclosing Party to be bound by a confidentiality agreement with or other obligations of secrecy to Disclosing Party, or (III) is developed independently by Non-Disclosing Party without the use of Confidential Information as evidenced by the Non-Disclosing Party’s internal records. Notwithstanding the foregoing, if any Non-Disclosing Party or Related Party becomes legally compelled by Governmental Order or is required by the rules and regulations or any action of any applicable Governmental Authority or stock exchange to disclose any such Confidential Information, such Non-Disclosing Party shall, and shall cause its applicable Related Parties to, (x) to the extent reasonably practicable and permitted by applicable Law, provide Disclosing Party with reasonable prior written notice of such requirement so that Disclosing Party may seek a protective order or other remedy, (y) if such protective order or other remedy is not obtained, furnish only that portion of such Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information and (z) use commercially reasonable efforts to promptly furnish to Disclosing Party a copy (in whatever form or medium) of such Confidential Information it intends to furnish or has furnished. Each Non-Disclosing Party agrees and acknowledges that remedies at Law for any breach of its obligations under this Section 3.01 are inadequate and that in addition thereto Disclosing Party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

SECTION 3.02. Governmental Approvals. On the terms and subject to the conditions of this Agreement, each Interim Servicer, Bank and each Owner shall use commercially reasonable efforts to cause the Servicing Transfer Date to occur, including taking all reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Servicing Transfer Date and (ii) to obtain all authorizations, consents, orders, Permits and approvals and make all filings with all Governmental Authorities that are or become necessary for the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

SECTION 3.03. Borrower or Account Communication. For a period of 90 days following the Servicing Transfer Date, Bank and Interim Servicer Representative on behalf of any Interim Servicer shall deliver a copy of any written communication received by Bank or an Interim Servicer, respectively, relating to or with respect to any Serviced Loan that is material to an Owner’s or its designee’s ability to service such Serviced Loan within 10 Business Days after receipt thereof. For a period of 90 days following the Servicing Transfer Date, if any Interim Servicer or Bank receives an oral communication from any Borrower or other Person with respect to any Serviced Loan, such Interim Servicer or Bank shall direct any such Persons to contact Owner Representative. For a period of nine months following the 90 day period referred to above, Bank and Interim Servicer Representative on behalf of Interim Servicers shall endeavor to forward to Owner Representative on a weekly basis any written communication received by Bank or an Interim Servicer relating to or with respect to any Serviced Loan at Owner Representative’s sole cost and expense.

SECTION 3.04. Transfer of Servicing.

(a) Each Owner acknowledges and agrees that it is responsible for: (a) all management, servicing and collection of the Purchased Loans and the related assets following the Closing Date, except as set forth in this Agreement, (b) the management of the Collection Agents, including the filings of any substitution of representation motions or similar undertaking on and after the Closing Date under its agreement entered into with each such Collection Agent, and (c) any Collection Agent fees or expenses that are due to the Collection Agents that are incurred at any time after the Closing Date (including as set forth in any applicable Collection Agent invoices forwarded to an Owner or Owner Representative by Interim Servicer or Bank or otherwise).

(b) Prior to the Servicing Transfer Date, Interim Servicers and Bank shall use reasonable efforts to cooperate with Owner Representative (at Owner Representative’s and Owners’ sole expense) to transfer all obligations for servicing the Serviced Loans to Owner Representative’s designee on the Servicing Transfer Date. Without limiting the generality of the foregoing, on or prior to the Servicing Transfer Date, (i) each Interim Servicer shall send a written notice (the “goodbye letter”) to all Borrowers under a Purchased PHL Loan that is identified by an Interim Servicer as a Purchased PHL Loan that is secured by a first lien of the change in servicer from the applicable Interim Servicer to Owner Representative or its designee, all in accordance with applicable Law (including RESPA) and (ii) Interim Servicer Representative shall provide Owner Representative with a copy of one such goodbye letter and an officer’s written certification that a notice substantially similar to such copy has been sent to all Borrowers under Purchased PHL Loans that are secured by a first lien. On or prior to the Servicing Transfer Date, (i) Owner Representative shall or shall cause its servicer to send a written notice (the “hello letter”) to all Borrowers under a Purchased PHL Loan that is identified by an Interim Servicer as a Purchased PHL Loan that is secured by a first lien of the change in servicer from the applicable Interim Servicer to Owner Representative or its designee, all in accordance with applicable Law (including RESPA) and (ii) Owner Representative shall provide Interim Servicer Representative with a copy of one such hello letter and an officer’s written certification that a notice substantially similar to such copy has been sent to all Borrowers under Purchased PHL Loans that are secured by a first lien.

(c) To the extent that notice is not provided to a Borrower pursuant to Section 3.04(b), a notice shall be provided to such Borrower in accordance with, and to the extent set forth in, the Conversion Plan.

SECTION 3.05. Servicing of Loans.

(a) Each Owner and Owner Representative covenants and agrees that from and after the Servicing Transfer Date it or its respective servicer shall service each Purchased Loan in accordance with, and each Owner and Owner Representative and its respective servicer, employees, representatives or assignees shall comply, in all material respects with (A) the Evidences of Debt, as may have been amended by or reflected on the CML Servicing Systems or any Attorney Ledgers maintained with respect to such Loans and/or as the same have been amended or modified by SpringCastle Acquisition or such Owner or Owner Representative and (B) all applicable Laws, except in each case for instances of non-compliance, omissions or inconsistencies (i) of the type and in the quantities in all material respects as set forth in the OPUS Loan File Review Report as extrapolated to the entire portfolio of Loans based on the statistical sampling methodology described in the KPMG Report or (ii) of the type that are consistent with such Interim Servicer’s customary servicing practices with respect to such Purchased Loan.

(b) Each Owner and Owner Representative acknowledges and agrees that certain of the Purchased Loans may be subject to Loss Mitigation.

(c) Each Owner and Owner Representative covenants that it, or its servicer, as applicable, shall reasonably cooperate with each Interim Servicer and Bank with respect to such Interim Servicer’s or Bank’s reporting or audit obligations and requests arising after the Servicing Transfer Date with respect to any Loss Mitigation or Law. Each Interim Servicer and Bank covenants that it shall reasonably cooperate with each Owner and Owner Representative or its respective servicer with respect to such Owner’s, Owner Representative’s or such servicer’s audit obligations and requests arising after the Servicing Transfer Date with respect to any Law.

(d) From and after the Servicing Transfer Date, each Owner and Owner Representative shall, or shall cause its servicer to, service any Purchased Loan that is subject to Loss Mitigation in accordance with the terms of any such Loss Mitigation and the Applicable Requirements in all material respects. If the applicable Interim Servicer or Bank has commenced any Loss Mitigation process, and such Loss Mitigation process is ongoing as of the Servicing Transfer Date, and such Loss Mitigation process is identified to any Owner or Owner Representative pursuant to or in connection with the Conversion Plan, such Owner or Owner Representative shall, or shall cause its servicer to, continue such Loss Mitigation process until completion.

(e) Each Owner shall be responsible for any required U.S. federal and other tax information reporting as set forth in Section 7.06(b) of the Purchase Agreement; provided, that each Interim Servicer and Bank shall cooperate and promptly provide such information reasonably requested by Owner Representative in order for such Owner to comply with its information reporting obligations.

SECTION 3.06. Use of Interim Servicers’ and Bank’s Name. Each Owner and Owner Representative covenants and agrees that it shall not: (a) institute or, except as set forth in the Purchase Agreement, continue any enforcement or legal action or proceeding in the name of any Interim Servicer or Bank or make reference to any Interim Servicer or Bank in any correspondence to or discussion with any Borrower regarding enforcement or collection of the Purchased Loans except for purposes of identifying a Purchased Loan as originated or previously owned by the applicable Interim Servicer or Bank; (b) misrepresent, mislead, deceive or otherwise fail to adequately disclose to any Borrower the identity of an Owner or Owner Representative as the owner of the Purchased Loan; or (c) use any Interim Servicer’s name or Bank’s name or hold itself out as an agent or representative of any Interim Servicer or Bank. Each Interim Servicer and Bank shall have the right to seek the entry of an order by a court of competent jurisdiction enjoining any violation hereof.

SECTION 3.07. Release of Interim Servicers and Bank. Prior to entering into any settlement, whether judicial or non-judicial, with a Borrower that includes a release of any Owner or Owner Representative or its successors or assigns for any claims pertaining to a Purchased Loan, such Owner or Owner Representative shall request a release from such Borrower of the applicable Interim Servicer, Bank, their respective Affiliates and their respective officers, directors, employees, agents and representatives, and their respective successors and assigns (collectively, the “ISA Released Parties”), for any such claims pertaining to such Purchased Loan. As promptly as practicable after the Closing Date, Interim Servicer Representative, Bank and Owner Representative shall consult in good faith, and agree upon, the appropriate language to be included in any such release of the ISA Released Parties. Prior to any such settlement, if a Borrower refuses to release any ISA Released Party or requests the payment or credit of any additional amount to obtain such release, Owner Representative shall acquire reasonably detailed information as to the basis for such Borrower’s refusal or request, provide Bank and Interim Servicer Representative with prompt (and in any event, prior to finalization of such settlement) notice of such refusal or request and such Borrower’s basis therefore and shall afford Bank and Interim Servicers and their respective Affiliates the reasonable opportunity to negotiate with the applicable Borrower with respect thereto and to pay for any such requested amount. If Interim Servicer Representative or Bank chooses to negotiate further with such a Borrower, Interim Servicer Representative and/or Bank shall negotiate with the applicable Borrower with respect thereto as promptly as reasonably practicable (but in any event for a period no more than 10 Business Days from Bank and Interim Servicer Representative’s receipt of such notice, subject to the reasonable cooperation of Owners and Owner Representative). Interim Servicer Representative or Bank shall provide Owner Representative with reasonable prior notice and the reasonable opportunity to participate in any such communications to or discussions with any Borrower. For the avoidance of doubt, no Owner nor Owner Representative shall be required to pay or credit any Borrower any additional amount solely to obtain such release of the ISA Released Parties, and subject to compliance with the foregoing provisions of this Section 3.07, any Owner or Owner Representative shall be entitled to enter into such settlement after such ten (10) Business Day period regardless of whether or not Interim Servicers and Bank have obtained a release of the ISA Released Parties.

SECTION 3.08. Credit Insurance. On or prior to the Servicing Transfer Date, Interim Servicer Representative or the applicable Interim Servicer shall, subject to Interim Servicer Representative’s or the applicable Interim Servicer’s receipt of any required consent of the applicable insurer, (i) send any written notice required by Law (which may be included in any “goodbye letter” delivered in accordance with Section 3.04) to all Borrowers under a Serviced Loan for which a Credit Insurance policy is in place of the assignment of Sellers’ rights, title and interest in and to such Credit Insurance policy to the applicable Owner or its designee, all in accordance with applicable Law and (ii) provide Owner Representative with a copy of one written notice (if not included in the “goodbye letter” delivered in accordance with Section 3.04) and an officer’s written certification that a notice substantially similar to such copy has been sent to all Borrowers under such Serviced Loans. Owner Representative shall provide reasonable prior written notice to Interim Servicer Representative of the applicable Owner to which the related Credit Insurance Policy has been assigned.

SECTION 3.09. Further Action. On and after the Closing Date, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

SECTION 3.10. Helping Families Act. Interim Servicers shall prepare and deliver, on behalf of each Owner, the Section 404 Notice required by the Helping Families Act with respect to each Purchased PHL Loan to each Borrower in accordance with applicable Law within 30 days of the Closing Date and Owner Representative shall bear all costs associated with providing such notices. Owner Representative shall provide reasonable prior written notice to Interim Servicer Representative of the applicable Owner on behalf of which the Section 404 Notice is being delivered.

SECTION 3.11. Access to System and Premises and Access to Data. At the sole cost and expense of Owner Representative, subject to reasonable security and confidentiality procedures and any restriction imposed by a Governmental Authority, each Interim Servicer and Bank shall upon reasonable notice: (i) provide Owner Representative, any Owner and their respective designees and any governmental regulatory authority with supervisory power over any Owner (any such authority, a “Regulator”) with reasonable access during normal business hours to, and reasonable space in, the appropriate operating location of such Interim Servicer or Bank where the Interim Services or Bank Collection Services are performed for representatives of Owner Representative, any Owner and their respective designees to perform Owner Representative’s or such Owner’s duties hereunder, to perform Owner Representative’s or such Owner’s tasks as set forth in the Conversion Plan and for any Regulator to observe and examine such Interim Servicer’s or Bank’s operations with respect to the Serviced Loans; (ii) provide Owner Representative, any Owner, their respective designees and/or Regulator with reasonable access during normal business hours to such Interim Servicer’s or Bank’s facilities, data, copies (digital or physical) of Loan Files relating to the Purchased Assets and such Interim Servicer’s or Bank’s employees and/or management providing Interim Services or Bank Collection Services in all functional areas; (iii) provide Owner Representative, any Owner, their respective designees and any Regulator with reasonable on-site access during normal business hours to online information concerning the Purchased Assets; and (iv) provide reasonable assistance in investigations and provide reasonable access to Interim Servicer’s or Bank’s systems during normal business hours, in each case in accordance with Section 14 of the Purchaser Credit

Insurance Administrative Services Agreement; provided, that, so long as the Interim Servicers and Bank otherwise comply with this Section 3.11, the parties hereto acknowledge and agree that any responsibility or obligation to provide a Regulator with such access and any other dealings with Regulators is solely that of Owners and Owner Representative and not the obligation or responsibility of any Interim Servicer, Bank or the Interim Servicer Representative.

SECTION 3.12. Permits. As of the Closing Date, each Interim Servicer and Bank hereby represents and warrants solely with respect to itself that it or its Affiliates have all Permits required in the applicable jurisdiction, to service, administer, collect and enforce the Serviced Loans, except to the extent that failure to have such Permits would not result in a material adverse effect on such Interim Servicer’s, Bank’s or their respective Affiliates’ ability to provide the Interim Services or Bank Collection Services, as applicable, in accordance with the terms of this Agreement. All such Permits are in full force and effect and no material violations are or have been recorded with respect to any such Permits which have not been remedied. There are no proceedings pending or, the Knowledge of any Interim Servicers or Bank, threatened that would be reasonably likely to result in a termination, revocation or limitation on any Permits that are material to the Interim Services or Bank Collection Services being performed.

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 4.02. Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing in English and shall be delivered by hand, by internationally recognized courier, by facsimile transmission (receipt confirmed) or by e-mail (receipt confirmed) to the relevant address, facsimile number or e-mail address set forth below (or at such other address, facsimile number or e-mail address as the party shall furnish to the other party in accordance with this Section 4.02). A notice shall be deemed effective hereunder upon receipt and shall be deemed to have been received at the time of delivery; provided, that, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day. For purposes of this clause, “Working Hours” means 9:00 A.M. to 5:00 P.M. in the physical address location of the addressee on a Business Day.

(a)	If to any Interim Servicer or Interim Servicer Representative:

HSBC Finance Corporation
26525 North Riverwoods Boulevard
Mettawa, Illinois 60045
	Facsimile:	847-793-3187
	Attention:	Julie A. Davenport, Executive Vice President and General Counsel
	Email:	julie.a.davenport@us.hsbc.com

with a copy to:

HSBC Finance Corporation
26525 North Riverwoods Boulevard
Mettawa, Illinois 60045
	Facsimile:	847-383-3330
	Attention:	Patrick J. Burke, Chief Executive Officer
	Email:	patrick.j.burke@us.hsbc.com

and

Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
	Facsimile:	(312) 701-7711
	Attention:	Elizabeth A. Raymond
	Email:	eraymond@mayerbrown.com

(b)	If to Bank:

HSBC Bank USA, National Association
26525 North Riverwoods Boulevard
Mettawa, Illinois 60045
	Facsimile:	(847) 383-3410
	Attention:	Kathryn Madison
	Email:	kathryn.x.madison@us.hsbc.com

with a copy to:

Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
	Facsimile:	(312) 701-7711
	Attention:	Elizabeth A. Raymond
	Email:	eraymond@mayerbrown.com

(c)	If to any Owner or Owner Representative:

c/o Springleaf Financial Services 601 N.W. Second Street Evansville, Indiana 47708
Facsimile: (812) 468-5042
Attention: John Anderson, Head of Capital Markets
Email: john.anderson@slfs.com

and

Springleaf General Services Corp. 601 N.W. Second Street Evansville, Indiana 47708
Facsimile: (812) 468-5396
Attention: Scott McKinlay, Senior Vice President and General Counsel
Email: scott.mckinlay@slfs.com

and

Newcastle Investment Corp.
c/o Fortress Investment Group
1345 Avenue of the Americas
New York, New York 10105
	Facsimile:	(212) 798-6060
	Attention:	Brian Sigman, Chief Financial Officer
	Email:	bsigman@fortress.com

and:

Newcastle Investment Corp. c/o Fortress Investment Group 1345 Avenue of the Americas New York, New York 10105 Facsimile: (212) 798-6060 Attention: Jay Strauss Email: jstrauss@fortress.com

With a copy to (which shall not constitute notice):

Sidley Austin LLP One South Dearborn Chicago, IL 60603 Facsimile: (312) 853-7036 Attention: Tracey Nicastro Email: tnicastro@sidley.com

SECTION 4.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 4.04. Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Interim Servicers, Bank and Owners with respect to the subject matter hereof and thereof.

SECTION 4.05. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of Interim Servicer Representative, Bank and Owner Representative (which consent may be granted or withheld in the sole discretion of Interim Servicer Representative or Owner Representative, as applicable), and any such assignment or attempted assignment without such consent shall be void; provided, that any party may assign this Agreement or any of its rights and obligations hereunder (in whole or in part) to one or more Affiliates of such party (including, in the case of Owners, America Funding, Credit Funding, Finance Funding, the Funding Loan Trustees or one or more other trusts for which any Owner or its respective Affiliates are the sole beneficiaries) without the consent of the other parties; and provided, further, that no such assignment shall relieve the assignor of any of its obligations hereunder.

SECTION 4.06. Amendment. This Agreement may only be amended or modified by an instrument in writing signed by, or on behalf of, Interim Servicer Representative (on behalf of Interim Servicers), Bank and Owner Representative (on behalf of Owners).

SECTION 4.07. Waiver. Any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other parties or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 4.08. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 4.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to Contracts executed in and to be performed in that state. All Litigation arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan, New York City, New York; provided, that, if such federal court does not have jurisdiction over any such Litigation, such Litigation shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan, New York City, New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in New York City, New York for the purpose of any Litigation arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Litigation, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 4.10. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation, directly or indirectly, arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 4.10.

SECTION 4.11. Joint Drafting. Each of Interim Servicers, Bank and Owners has cooperated and participated equally in the drafting of this Agreement. In the event any construction of this Agreement is required, each of Interim Servicers, Bank and Owners shall be deemed to have been mutually prepared by Interim Servicers, Bank, and Owners and shall not be construed against any of them solely by reason of authorship.

SECTION 4.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 4.13. Interim Servicer Representative.

(a) Appointment. Each Interim Servicer hereby irrevocably authorizes and appoints HSBC Finance Corporation, as its true and lawful attorney and representative (in such capacity, the “Interim Servicer Representative”) with full power and authority to take any and all actions and execute any and all documents specified in this Agreement as being within the authority of Interim Servicer Representative. HSBC Finance Corporation hereby accepts its appointment as Interim Servicer Representative and agrees to perform all of the duties of Interim Servicer Representative hereunder. All payments made to Interim Servicer Representative under this Agreement shall be for the benefit of Interim Servicers and shall be paid by Interim Servicer Representative to the applicable Interim Servicers promptly after receipt of such payment by Interim Servicer Representative.

(b) Authority and Duties. Each Interim Servicer, by its execution of this Agreement, hereby authorizes and instructs Interim Servicer Representative, and constitutes Interim Servicer Representative as agent for and on behalf of such Interim Servicer, (i) to give and receive any and all notices required to be given under this Agreement to or by Interim Servicer Representative, (ii) to take any and all additional action as is contemplated to be taken by Interim Servicer Representative by the terms of this Agreement, and (iii) to take any and all actions reasonably necessary or appropriate in the judgment of Interim Servicer Representative for the accomplishment of any of the foregoing. Any decision or action by Interim Servicer Representative hereunder, shall constitute a decision or action of all Interim Servicers and shall be final, binding and conclusive upon each Interim Servicer.

(c) Reliance. Owners and Owner Representative shall be entitled to conclusively rely on (i) Interim Servicer Representative as the sole representative of Interim Servicers with respect to the duties set forth in Section 4.13(b) and (ii) any decision or act of Interim Servicer Representative required, permitted or contemplated to be taken by Interim Servicer Representative hereunder. Owners and Owner Representative shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document provided to it by or on behalf of Interim Servicer Representative, and reasonably believed by any Owner or Owner Representative to be genuine and to have been signed and presented by the proper Person or Persons.

SECTION 4.14. Owner Representative.

(a) Appointment. Each Owner hereby irrevocably authorizes and appoints Finance, as its true and lawful attorney and representative (in such capacity, the “Owner Representative”) with full power and authority to take any and all actions and execute any and all documents specified in this Agreement as being within the authority of Owner Representative. America hereby accepts its appointment as Owner Representative and agrees to perform all of the duties of Owner Representative hereunder. All payments made to Owner Representative under this Agreement shall be for the benefit of Owners and shall be paid by Owner Representative to the applicable Owners promptly after receipt of such payment by Owner Representative.

(b) Authority and Duties. Each Owner, by its execution of this Agreement, hereby authorizes and instructs Owner Representative, and constitutes Owner Representative as agent for and on behalf of such Owner, (i) to give and receive any and all notices required to be given under this Agreement to or by Owner Representative, (ii) to take any and all additional action as is contemplated to be taken by Owner Representative by the terms of this Agreement, including processing payments and sending funds, and (iii) to take any and all actions reasonably necessary or appropriate in the judgment of Owner Representative for the accomplishment of any of the foregoing. Any decision or action by Owner Representative hereunder, shall constitute a decision or action of all Owners and shall be final, binding and conclusive upon each Owner.

(c) Reliance. Interim Servicers, Interim Servicer Representative and Bank shall be entitled to conclusively rely on (i) Owner Representative as the sole representative of Owners with respect to the duties set forth in Section 4.14(b) and (ii) any decision or act of Owner Representative required, permitted or contemplated to be taken by Owner Representative hereunder. Interim Servicer, Interim Servicer Representative and Bank shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document provided to it by or on behalf of Owner Representative, and reasonably believed by any Interim Servicer, Interim Servicer Representative or Bank to be genuine and to have been signed and presented by the proper Person or Persons.

SECTION 4.15. Reproduction of Documents. This Agreement and all documents relating thereto, including (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 4.16. Relationship Management. Owner Representative shall designate one individual (“Owner Project Manager”) to: (A) serve as the single point of contact and accountability for Owner Representative under this Agreement; and (B) have authority to direct Owner Representative in support of the foregoing. Interim Servicer Representative and Bank shall designate one individual (“HSBC Project Manager”) to: (A) serve as the single point of contact and accountability for the Interim Servicer Representative and Bank under this Agreement; and (B) have authority to direct the Interim Servicer Representative and Bank in support of the foregoing.

SECTION 4.17. Limitation of Liability of Loan Trustee. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust, National Association, not individually or personally but solely as trustee of legal title to the Loans, in the exercise of the powers and authority conferred and vested in it under the Loan Trust Agreements and (b) under no circumstances shall Wilmington Trust, National Association, be personally liable for the payment of any indebtedness or expenses of any of America, Credit, Finance or Loan Trustee, or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by any or Loan Trustee under this Agreement.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, Interim Servicers, Bank, Interim Servicer Representative, Owners and Owner Representative have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTERIM SERVICERS:
EACH OF THE ENTITIES LISTED ON SCHEDULE 1.01(A) ATTACHED HERETO AND MADE A PART HEREOF

By:	/s/ Donald J. Scarcello
Name:	Donald J. Scarcello
Title:	Vice President

INTERIM SERVICER:
HSBC RETAIL SERVICES INC. LISTED ON SCHEDULE 1.01(A) ATTACHED HERETO AND MADE A PART HEREOF

By:	/s/ Donald J. Scarcello
Name:	Donald J. Scarcello
Title:	Senior Vice President

INTERIM SERVICER:
CAPITAL FINANCIAL SERVICES INC. LISTED ON SCHEDULE 1.01(A) ATTACHED HERETO AND MADE A PART HEREOF

By:	/s/ Donald J. Scarcello
Name:	Donald J. Scarcello
Title:	Assistant Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Donald J. Scarcello
Name:	Donald J. Scarcello
Title:	Senior Vice President

HSBC FINANCE CORPORATION, solely in its capacity as Interim Servicer Representative

By:	/s/ Patrick J. Burke
Name:	Patrick J. Burke
Title:	Chief Executive Officer

(Signature Page to the Interim Servicing Agreement)

SPRINGCASTLE AMERICA, LLC

By:	/s/ John C. Anderson
Name:	John C. Anderson
Title:	President

SPRINGCASTLE CREDIT, LLC

By:	/s/ John C. Anderson
Name:	John C. Anderson
Title:	President

SPRINGCASTLE FINANCE, LLC

By:	/s/ John C. Anderson
Name:	John C. Anderson
Title:	President

(Signature Page to Interim Servicing Agreement)

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Loan Trustee, not in its individual capacity, but solely as Seller Loan Trustee on behalf of SpringCastle America, LLC

By:	/s/ Roseline K. Maney
Name:	Roseline K. Maney
Title:	Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Loan Trustee, not in its individual capacity, but solely as Seller Loan Trustee on behalf of SpringCastle Credit, LLC

By:	/s/ Roseline K. Maney
Name:	Roseline K. Maney
Title:	Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Loan Trustee, not in its individual capacity, but solely as Seller Loan Trustee on behalf of SpringCastle Finance, LLC

By:	/s/ Roseline K. Maney
Name:	Roseline K. Maney
Title:	Vice President

(Signature Page to Interim Servicing Agreement)

SPRINGCASTLE FINANCE, LLC, solely in its capacity as owner representative

By:	/s/ Scott D. McKinlay
Name:	Scott D. McKinlay
Title:	Secretary

(Signature Page to Interim Servicing Agreement)

Schedule 1.01(a)

Interim Servicers

Beneficial Connecticut Inc., a Delaware corporation

Beneficial Consumer Discount Company, a Pennsylvania corporation

Beneficial Credit Services Inc., a Delaware corporation

Beneficial Credit Services of Mississippi Inc., a Delaware corporation

Beneficial Credit Services of South Carolina Inc., a Delaware corporation

Beneficial Financial I Inc., a California corporation, on behalf of itself and as successor by merger to the following:

Beneficial Alabama Inc.	Beneficial Arizona Inc.
Beneficial California Inc.	Beneficial Colorado Inc.
Beneficial Delaware Inc.	Beneficial Discount Co. of Virginia
Beneficial Finance Co. of West Virginia	Beneficial Finance Services, Inc.
Beneficial Georgia Inc.	Beneficial Hawaii Inc.
Beneficial Idaho Inc.	Beneficial Illinois Inc.
Beneficial Indiana Inc.	Beneficial Iowa Inc.
Beneficial Kansas Inc.	Beneficial Loan Corporation of Kentucky
Beneficial Management Corporation	Beneficial Management Institute, Inc.
Beneficial Maryland Inc.	Beneficial Mississippi Inc.
Beneficial Missouri, Inc.	Beneficial Montana Inc.
Beneficial Nebraska Inc.	Beneficial Nevada Inc.
Beneficial New Jersey Inc.	Beneficial New Mexico Inc.
Beneficial North Carolina Inc.	Beneficial Ohio Inc.
Beneficial Oklahoma Inc.	Beneficial South Carolina Inc.
Beneficial Texas Inc.	Beneficial Utah Inc.
Beneficial Vermont Inc.	Beneficial Virginia Inc.
Beneficial Washington Inc.	Beneficial Wisconsin Inc.
Beneficial Mortgage Co. of Arizona	Beneficial Mortgage Co. of Colorado
Beneficial Mortgage Co. of Connecticut	Beneficial Mortgage Co. of Georgia
Beneficial Mortgage Co. of Idaho	Beneficial Mortgage Co. of Indiana
Beneficial Mortgage Co. of Kansas, Inc.	Beneficial Mortgage Co. of Massachusetts
Beneficial Mortgage Co. of Maryland	Beneficial Mortgage Co. of Missouri, Inc.
Beneficial Mortgage Co. of Mississippi	Beneficial Mortgage Co. of North Carolina
Beneficial Mortgage Co. of Nevada	Beneficial Mortgage Co. of Oklahoma
Beneficial Mortgage Co. of South Carolina	Beneficial Mortgage Co. of Texas
Beneficial Mortgage Co. of Utah	Beneficial Mortgage Co. of Virginia

Beneficial Florida Inc., a Delaware corporation, on behalf of itself and as successor by merger to Beneficial Mortgage Co. of Florida

Beneficial Homeowner Service Corporation, a Delaware corporation

Beneficial Kentucky Inc., a Delaware corporation

Beneficial Loan & Thrift Co., a Minnesota corporation

Beneficial Louisiana Inc., a Delaware corporation, on behalf of itself and as successor by merger to Beneficial Mortgage Co. of Louisiana

Beneficial Maine Inc., a Delaware corporation

Beneficial Massachusetts Inc., a Delaware corporation

Beneficial Michigan Inc., a Delaware corporation

Beneficial Mortgage Corporation, a Delaware corporation

Beneficial New Hampshire Inc., a Delaware corporation on behalf of itself and as successor by merger to Beneficial Mortgage Co. of New Hampshire

Beneficial New York Inc., a New York corporation

Beneficial Oregon Inc., a Delaware corporation

Beneficial Rhode Island Inc., a Delaware corporation, on behalf of itself and as successor by merger to Beneficial Mortgage Co. of Rhode Island

Beneficial South Dakota Inc., a Delaware corporation

Beneficial Tennessee Inc., a Tennessee corporation

Beneficial West Virginia, Inc., a West Virginia corporation

Beneficial Wyoming Inc., a Wyoming corporation

Capital Financial Services Inc., a Nevada corporation

Household Finance Consumer Discount Company, a Pennsylvania corporation

Household Finance Corporation II, a Delaware corporation

Household Finance Corporation III, a Delaware corporation

Household Finance Corporation of Alabama, an Alabama corporation

Household Finance Corporation of California, a Delaware corporation

Household Finance Corporation of Nevada, a Delaware corporation

Household Finance Corporation of West Virginia, a West Virginia corporation

Household Finance Industrial Loan Company of Iowa, an Iowa corporation

Household Finance Realty Corporation of Nevada, a Delaware corporation

Household Finance Realty Corporation of New York, a Delaware corporation

Household Financial Center Inc., a Tennessee corporation

Household Industrial Finance Company, a Minnesota corporation

Household Industrial Loan Company of Kentucky, a Kentucky corporation

Household Realty Corporation, a Delaware corporation

HSBC Credit Center, Inc., a Delaware corporation

HSBC Mortgage Services Inc., a Delaware corporation

HSBC Retail Services Inc., a Delaware corporation

Mortgage One Corporation, a Delaware corporation

EXHIBIT A

FORM OF LIMITED POWER OF ATTORNEY

EXHIBIT A

[FORM OF]1

LIMITED POWER OF ATTORNEY

TO [BANK/INTERIM SERVICER/AGENT OF INTERIM SERVICER]

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, pursuant to the terms of the Interim Servicing Agreement, by and among [—] (“Owner”), HSBC Finance Corporation, as interim servicer representative, HSBC Bank USA, National Association (“Bank”), [[—], as identified interim servicer (“Identified Servicer”)] and [certain other] interim servicers party thereto (collectively, [with Identified Servicer,] “Interim Servicers”) made and entered into as of [—], 2013 (the “Interim Servicing Agreement”), [Identified Interim Servicer is][Interim Servicers are] servicing certain loans (the “Loans”) for the benefit of Owner.

[WHEREAS, [an Interim Servicer] [Bank] has subcontracted with [—] (“Agent”) to perform certain servicing obligations on its behalf;]

WHEREAS, Owner is providing this Limited Power of Attorney to [Identified Servicer] [Bank] [Agent] pursuant to the Interim Servicing Agreement;

NOW, THEREFORE, in consideration of the mutual promises, obligations and covenants contained herein and for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, Owner does hereby make, constitute and appoint [Identified Servicer] [Bank] [Agent], as Owner’s true and lawful agent and attorney-in-fact with respect to each Loan in Owner’s name, place and stead:

1.	To execute and deliver affidavits of debt, substitutions of trustee, substitutions of counsel, non-military affidavits, notices of rescission, foreclosure deeds, transfer tax affidavits, affidavits of merit, verification of complaint, notices to quit, bankruptcy declarations for the purpose of filing motions to lift stays and other documents or notice filings on behalf of Owner in connection with any bankruptcy proceedings or other pending proceedings with respect to the Loan or related obligor.

2.	To endorse checks in connection with insurance, loss drafts, payoffs, payments, refunds and claims, and depositing the same into the appropriate accounts.

3.	To execute, acknowledge, seal and deliver, on behalf of Owner, any of the aforesaid instruments that Owner is authorized to execute, acknowledge, seal or deliver as agent for any other lender, investor or servicer.

4.	To execute, acknowledge, endorse, seal, deliver or to take any other action in connection with the servicing and administration of the Loans, including, without limitation,

[1]	Note to Draft: This Form Power of Attorney is intended for use by Interim Servicers, Bank and their subservicers. The bracketed text suggests alternative language depending on whether the Power of Attorney is being granted to the Interim Servicer or Bank, on the one hand or subservicer, on the other hand.

executing and delivering to credit reporting agencies Automated Universal Data forms and other tradeline submissions upon Owner’s request, that [Identified Servicer] [Bank] [Agent] may deem necessary or desirable.

This Limited Power of Attorney may be utilized fully to all intents and purposes as Owner might or could do if personally present, hereby ratifying and confirming all that [Identified Servicer] [Bank] [Agent] as said attorney in fact shall lawfully do or cause to be done by virtue hereof.

ARTICLE I

The enumeration of particular powers herein is not intended in any way to limit the grant to [Identified Servicer] [Bank] [Agent] as Owner’s attorney-in-fact of full power and authority with respect to the Loans to complete (to the extent necessary), file and record any documents, instruments or other writings referred to above as fully, to all intents and purposes, as Owner might or could do if personally present, hereby ratifying and confirming whatsoever such attorney-in-fact shall and may do by virtue hereof; provided that this instrument is to be construed and interpreted as a limited power of attorney and does not empower or authorize the said attorneys-in-fact to do any act or execute any document on behalf of Owner not specifically described herein. Owner agrees and represents to those dealing with such attorney-in-fact that they may rely upon this Limited Power of Attorney until termination thereof under the provisions of Article III below. Any and all third parties dealing with [Identified Servicer] [Bank] [Agent] as Owner’s attorney-in-fact may rely completely, unconditionally and conclusively on the authority of [Identified Servicer] [Bank] [Agent], as applicable, and need not make any inquiry about whether [Identified Servicer] [Bank] [Agent] is acting pursuant to the Interim Servicing Agreement. Any purchaser, title insurance company or other third party may rely upon a written statement by [Identified Servicer] [Bank] [Agent] that any particular Loan or related mortgaged real property in question is subject to and included under this Limited Power of Attorney or the Interim Servicing Agreement.

ARTICLE II

Any act or thing lawfully done hereunder and in accordance with this Limited Power of Attorney by [Identified Servicer] [Bank] [Agent] shall be binding on Owner and Owner’s successors and assigns.

ARTICLE III

The rights, power, and authority of the attorney-in-fact granted in this instrument shall commence and be in full force and effect on the date of execution and such rights, powers and authority shall remain in full force and effect until 11:59 p.m., Eastern Standard time, on the date that is no more than 180 days from such date; provided, that Owner may terminate this Limited Power of Attorney prior to such date by delivering a written notice of revocation to [Identified Servicer] [Bank] [Agent].

Nothing herein shall be deemed to amend or modify the Interim Servicing Agreement or the respective rights, duties or obligations of Owner under the Interim Servicing Agreement, and nothing herein shall constitute a waiver of any rights or remedies thereunder.

IN WITNESS WHEREOF, Owner has caused this instrument to be executed and its corporate seal to be affixed hereto by its officer duly authorized as of [—], 2013.

[ ]

By:
Name:
Title:

EXHIBIT B-1

FORM OF SETTLEMENT REPORT

Interim Servicing Period from <date> to <date>

Total Cash Collected

Deductions:
Serviced Draws Advanced

RL Insurance Premiums Advanced

Interim Servicing Fee

Post-Closing Fees

Insurance Premiums Collected for CE accounts

Costs or Expenses Paid on Behalf of Owners

Total Deductions

Prior Period Adjustments

<detailed>

Net Cash Remittance